Exhibit 99.1

VCA Antech, Inc. Reports Second Quarter 2011 Results

  Second quarter revenue increased 6.3% to a second quarter record $376.1 million
  Second quarter gross profit increased 3.6% to $96.8 million
  Second quarter adjusted net income increased 3.5% to $39.6 million
  Second quarter adjusted diluted earnings per common share increased 2.3% to $0.45

LOS ANGELES--(BUSINESS WIRE)--July 28, 2011--VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF), a leading animal healthcare company in the United States, today reported financial results for the second quarter ended June 30, 2011 as follows: revenue increased 6.3% to a second quarter record of $376.1 million, gross profit increased 3.6% to $96.8 million, adjusted operating income increased 4.7% to $70.1 million, adjusted net income increased 3.5% to $39.6 million, and adjusted diluted earnings per common share increased 2.3% to $0.45.

For the three and six months ended June 30, 2011 and 2010 diluted earnings per share were $0.45 and $0.34 and $0.78 and $0.70, respectively. The second quarter of 2010 included a non-cash charge of $14.5 million, or $8.9 million after tax for future estimated executive compensation. Excluding this charge, adjusted diluted earnings per share for the three and six months ended June 30, 2010 were $0.44 and $0.81, respectively.

Bob Antin, Chairman and CEO, stated, “We had a very active quarter with the acquisition of BrightHeart Veterinary Centers which operates nine animal hospitals with annual revenues of approximately $53.0 million, eight of which focus on the delivery of specialty and emergency medicine and a general practice in Charlotte, North Carolina. We have enjoyed a long relationship with the management of BrightHeart and believe they will be an excellent addition to our strategic focus of providing the highest level of service in the communities we serve.

“As previously announced, VCA Antech entered into an agreement to purchase MediMedia Animal Health, LLC, which operates under the name VetStreet. VetStreet is the nation’s largest provider of online communications, professional education and marketing solutions to the veterinary community. VetStreet is a rapidly growing company that has relationships with approximately 5,000 animal hospitals which facilitates the veterinarians’ ability to communicate to more than 20 million pet owners. We believe that VetStreet will enhance VCA Antech’s ability to serve the community of veterinary professionals and provide them a more effective channel to educate and communicate with their clients.

“Animal Hospital revenue in the second quarter increased 8.9% to $291.3 million driven by acquisitions made in the past twelve months. While same-store revenues declined 1.9%, our gross margins of 18.2% remained relatively flat compared to the prior year quarter. As a result we are pleased in our ability to successfully manage expenses. Our Animal Hospital operating margin likewise remained relatively flat at 16.1% compared to the prior year quarter. During the quarter, we acquired four animal hospitals which had historical combined annual revenue of $7.0 million.

“Laboratory revenue in the second quarter increased 1.7% due to organic growth to $84.4 million. Our Laboratory gross profit margin and operating margin were 48.2% and 40.1%, respectively, a decline of 70 bps and 90 bps, compared to the same period last year.

“Medical Technology revenue in the second quarter increased 11.0% to $16.2 million and gross profit increased 10.2% to $4.8 million. Gross profit margin was 29.6%, essentially flat compared to the prior year quarter. The operating margin increased to 7.4% from 6.4% as SG&A expenses decreased to 22.1% from 23.3%.”

Conference Call

We will discuss our company’s second quarter 2011 financial results during a conference call today, July 28th, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our Animal Hospital and Laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast accurately the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including the planned consummation of our VetStreet acquisition) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2010 and our other filings with the Securities and Exchange Commission and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Animal hospital	$291,332	$267,595	$561,273	$514,263
Laboratory	84,385	82,972	163,934	161,152
Medical technology	16,209	14,602	35,305	30,399
Intercompany	(15,821)	(11,250)	(29,284)	(21,161)
	376,105	353,919	731,228	684,653

Direct costs	279,273	260,435	554,618	508,374

Gross profit:
Animal hospital	52,940	49,028	92,493	90,705
Laboratory	40,669	40,556	77,399	77,084
Medical technology	4,790	4,347	9,248	9,178
Intercompany	(1,567)	(447)	(2,530)	(688)
	96,832	93,484	176,610	176,279

Selling, general and administrative expense:
Animal hospital	6,044	5,673	12,127	11,260
Laboratory	6,853	6,527	13,489	12,681
Medical technology	3,584	3,404	7,140	6,919
Corporate	10,182	25,441	20,090	36,325
	26,663	41,045	52,846	67,185

Loss (gain) on sale and disposal of assets	60	(14)	149	11

Operating income	70,109	52,453	123,615	109,083

Interest expense, net	4,575	2,778	8,594	5,945
Other expense	(67)	(335)	(9)	(310)
Income before provision for income taxes	65,601	50,010	115,030	103,448
Provision for income taxes	25,536	19,493	44,469	39,999
Net income	40,065	30,517	70,561	63,449
Net income attributable to noncontrolling interests	453	1,113	2,110	2,110
Net income attributable to VCA Antech, Inc.	$39,612	$29,404	$68,451	$61,339

Diluted earnings per share	$0.45	$0.34	$0.78	$0.70
Shares used for computing diluted earnings per share	87,304	87,178	87,303	87,069

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$155,783	$97,126
Trade accounts receivable, net	54,478	49,224
Inventory	42,682	40,760
Prepaid expenses and other	22,701	21,138
Deferred income taxes	20,330	19,019
Prepaid income taxes	11,554	19,047
Total current assets	307,528	246,314
Property and equipment, net	341,070	331,687
Other assets:
Goodwill	1,100,858	1,092,480
Other intangible assets, net	43,625	46,986
Deferred financing costs, net	5,926	6,700
Other	44,405	42,255
Total assets	$1,843,412	$1,766,422

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$27,774	$28,101
Accounts payable	30,708	31,970
Accrued payroll and related liabilities	51,710	35,754
Other accrued liabilities	41,646	45,769
Total current liabilities	151,838	141,594
Long-term debt, less current portion	485,130	498,935
Deferred income taxes	92,367	82,131
Other liabilities	26,512	28,478
Redeemable noncontrolling interest	6,257	5,799
VCA Antech, Inc. stockholders' equity:
Common stock	87	86
Additional paid-in capital	351,206	347,848
Accumulated earnings	718,704	650,253
Accumulated other comprehensive income	1,178	737
Total VCA Antech, Inc. stockholders' equity	1,071,175	998,924
Noncontrolling interest	10,133	10,561
Total equity	1,081,308	1,009,485
Total liabilities and equity	$1,843,412	$1,766,422

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$70,561	$63,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,456	21,706
Amortization of debt costs	774	239
Provision for uncollectible accounts	2,492	3,143
Net loss on sale and disposal of assets	149	11
Share-based compensation	2,531	5,855
Deferred income taxes	10,833	6,461
Excess tax benefit from exercise of stock options	(906)	(331)
Other	(202)	(225)
Changes in operating assets and liabilities:
Accounts receivable	(7,813)	(7,344)
Inventory, prepaid expenses and other assets	(5,222)	(727)
Income taxes	7,940	(7,248)
Accounts payable and other accrued liabilities	(7,994)	13,691
Accrued payroll and related liabilities	16,021	12,656
Net cash provided by operating activities	115,620	111,336
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(11,804)	(20,078)
Real estate acquired in connection with business acquisitions	(1,900)	(1,300)
Property and equipment additions	(28,434)	(27,925)
Proceeds from sale of assets	140	9
Other	(493)	(162)
Net cash used in investing activities	(42,491)	(49,456)
Cash flows from financing activities:
Repayment of long-term obligations	(14,164)	(12,859)
Distributions to noncontrolling interest partners	(1,141)	(2,021)
Proceeds from issuance of common stock under stock option plans	2,456	3,770
Repurchase of common stock	(2,337)	(2,253)
Excess tax benefit from exercise of stock options	906	331
Other	(345)	(266)
Net cash used in financing activities	(14,625)	(13,298)
Effect of currency exchange rate changes on cash and cash equivalents	153	(6)
Increase in cash and cash equivalents	58,657	48,576
Cash and cash equivalents at beginning of period	97,126	145,181
Cash and cash equivalents at end of period	$155,783	$193,757

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended		Six Months Ended
VCA Antech, Inc., to adjusted net income	June 30,		June 30,
attributable to VCA Antech, Inc.	2011	2010	2011	2010

Net income attributable to VCA Antech, Inc.	$39,612	$29,404	$68,451	$61,339
Compensation charges	-	14,525	-	14,525
Tax benefit from compensation charges (1)	-	(5,653)	-	(5,653)
Adjusted net income attributable to VCA Antech, Inc.	$39,612	$38,276	$68,451	$70,211

(1) The rate used to calculate the tax benefit is the statutory tax rate for the year.

Table #2	Three Months Ended		Six Months Ended
Reconciliation of diluted earnings per share to	June 30,		June 30,
adjusted diluted earnings per share	2011	2010	2011	2010

Diluted earnings per share	$0.45	$0.34	$0.78	$0.70
Impact of compensation charges, net of tax	-	0.10	-	0.10
Adjusted diluted earnings per share (1)	$0.45	$0.44	$0.78	$0.81
Shares used for computing adjusted diluted earnings per share	87,304	87,178	87,303	87,069

(1) Amounts may not add due to rounding.

Table #3	Three Months Ended		Six Months Ended
Reconciliation of operating income to	June 30,		June 30,
adjusted operating income	2011	2010	2011	2010

Consolidated operating income	$70,109	$52,453	$123,615	$109,083
Compensation charges	-	14,525	-	14,525
Consolidated adjusted operating income	$70,109	$66,978	$123,615	$123,608
Consolidated adjusted operating margin	18.6%	18.9%	16.9%	18.1%

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #4			June 30,	December 31,
Selected consolidated balance sheet data			2011	2010

Debt:
Senior term notes			$481,250	$493,750
Other debt and capital leases			31,654	33,286
Total debt			$512,904	$527,036

	Three Months Ended		Six Months Ended
Table #5	June 30,		June 30,
Selected expense data	2011	2010	2011	2010

Rent expense	$13,114	$12,378	$26,385	$24,487

Depreciation and amortization included in direct costs:
Animal hospital	$9,444	$7,569	$19,243	$14,848
Laboratory	2,405	2,305	4,774	4,629
Medical technology	421	378	831	752
Intercompany	(318)	(250)	(619)	(490)
	11,952	10,002	24,229	19,739
Depreciation and amortization included in selling, general and administrative expense	1,124	997	2,227	1,967
Total depreciation and amortization	$13,076	$10,999	$26,456	$21,706

Share-based compensation included in direct costs:
Laboratory	$117	$171	$195	$332

Share-based compensation included in selling, general and administrative expense:
Animal hospital	330	372	548	749
Laboratory	281	326	521	641
Medical technology	73	55	128	132
Corporate	662	2,843	1,139	4,001
	1,346	3,596	2,336	5,523
Total share-based compensation	$1,463	$3,767	$2,531	$5,855

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
(310) 571-6505